EXHIBIT 10.3
CONFIDENTIAL
December 20, 2007
Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053

Attention:	Daniel D. Diethelm
Chairman of the Board of Directors

Re:	Acquisition of Thales’ E-Transactions Business
     Ladies and Gentlemen:
     You have advised us that Hypercom Corporation, a Delaware corporation (the “Company”) intends to acquire all of the outstanding shares (the “Acquisition”) of Thales E-Transactions SA, a societe anonyme incorporated and operating under the laws of the Republic of France, Thales E-Transactions Espana, a SA incorporated and operating under the laws of Spain, Thales E-Transactions GmbH, a Gesellschaft mit beschraenkter Haftung incorporated and operating under the laws of Germany, and Thales UK., a company incorporated and operating under the laws of England and Wales (collectively, the “Targets”). You have also advised us that in connection with such transaction related fees and expenses (the “Fee and Expense Payments”) will be paid. The Acquisition, Fee and Expense Payments and other related transactions are collectively referred to herein as the “Transaction”. The approximate amounts to be expended in connection with the Transaction are set forth in the Sources and Uses Table attached as Schedule I to the Summary of Terms, Senior Credit Facility (the “Senior Term Sheet”) attached hereto as Annex A.
     We understand that the total cash proceeds required to consummate the Transaction will be approximately $130 million, which will be provided by the proceeds of the following: (i) the $60 million Senior Credit Facility described in the Senior Term Sheet (the “Senior Credit Facility”) and (ii) cash on hand of the Company. The approximate amounts of the Senior Credit Facility and such cash on hand are set forth in Schedule I attached to the Senior Term Sheet.
     Francisco Partners II, L.P. and/or certain of its affiliates (“Francisco Partners”) is pleased to inform you that it hereby commits to provide the entire principal amount of the Senior Credit Facility and to act as the sole and exclusive administrative agent (the “Administrative Agent”) for the lenders (each such lender, including Francisco Partners, being a “Lender” and, collectively, the “Lenders”) from time to time party to the Senior Credit Facility.

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     The foregoing commitment and all undertakings and agreements hereunder are expressly subject to (i) no material adverse change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise) or properties, of Company and its subsidiaries since the date hereof or in the material facts and information as represented to date, (ii) no “Material Adverse Effect” (as defined in that certain Share Purchase Agreement to be executed by the Company to purchase all of the shares of each of the Targets ( such agreement, together with all schedules and exhibits thereto, being the “Share Purchase Agreement”)) has occurred as of the date such Share Purchase Agreement is executed or since the date hereof, (iii) the satisfaction of the terms and conditions of this letter, the Senior Term Sheet and the other annexes and schedules attached hereto (together, this “Commitment Letter”) in a manner reasonably acceptable to us, (iv) the absence of any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of the Company (it being understood that the Company’s negotiation of a $50 million facility for working capital purposes shall not be deemed a competing proposal), and (v) the execution and delivery no later than February 28, 2008 of the Share Purchase Agreement. Notwithstanding anything in this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Targets, their subsidiaries and their businesses the making of which shall be a condition to availability of the Senior Credit Facility shall be (a) such of the representations made by the Targets in the Share Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Share Purchase Agreement as a result of a breach of such representations in the Share Purchase Agreement and (b) the Specified Representations (as defined below) and (ii) the terms of the documentation for the Senior Credit Facility shall be in a form such that they do not impair availability of the Senior Credit Facility if the conditions set forth herein are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Targets and/or the sellers set forth in the Senior Term Sheet relating to corporate power and authority, due authorization, execution and delivery, the enforceability of the documentation relating to the Senior Credit Facility, the inapplicability of the Investment Company Act and status of the Senior Credit Facility as senior debt.
     You agree that no agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth in the Senior Term Sheet will be paid to any Lender with respect to the Senior Credit Facility unless you and we shall so agree.
     You hereby acknowledge that all information which has been or is hereafter made available to us or any other Lender by you, any of your subsidiaries, any of the Targets or any of their subsidiaries or any of your or their affiliates or representatives in connection with the transactions contemplated hereby (the “Information”) has been reviewed and analyzed by you in connection with the performance of your own due diligence and that the Senior Credit Facility will contain a condition to funding that the Information is then complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made. You agree to supplement the Information from time to time until the closing date so that the foregoing is correct on the closing date. In arranging the Senior Credit Facility, the Administrative Agent will be using and relying on the Information and any projections you provide without

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independent verification thereof. This paragraph shall remain effective until the initial funding under a definitive financing agreement.
     You hereby agree to pay our reasonable costs and expenses (including the reasonable fees and expenses of counsel, reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses) incurred before or after the date of this Commitment Letter arising in connection with this Commitment Letter, the definitive financing agreement, the arrangement of the Senior Credit Facility and the other transactions contemplated hereby in an aggregate amount not to exceed $250,000. You hereby further agree to indemnify and hold harmless the Administrative Agent and each Lender (including Francisco Partners) and their respective affiliates and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an “indemnified person”) from and against any losses, claims, damages, liabilities or other expenses to which an indemnified person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction and the other transactions contemplated by this Commitment Letter, the extension of the financing contemplated hereby, the Senior Credit Facility or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated hereby, and to reimburse each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you, any of your subsidiaries, any of the Targets or any of their subsidiaries or any third party and any such indemnified person, and whether or not any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not apply to the extent that it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such indemnified person; and provided, further, that if such indemnified person is indemnified by a controlling person who is required to indemnify such indemnified person, then the reference to such indemnified person immediately prior to the preceding proviso shall be to “an” indemnified person. The obligations to indemnify each indemnified person and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. No indemnified person shall be responsible or liable to any other party or any other person for any damages other than direct damages. The foregoing provisions of this paragraph shall be in addition to any rights that any indemnified person may have at common law or otherwise.
     You acknowledge and agree that in connection with all elements of each transaction contemplated under this Commitment Letter (i) neither Francisco Partners nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of you, any of your subsidiaries, any of the Targets or any of their subsidiaries except the obligations expressly provided for under this Commitment Letter and (ii) Francisco Partners and its affiliates, on the one hand, and you, your subsidiaries, and the Targets and their subsidiaries, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you, any of your subsidiaries, any of the Targets or any of their subsidiaries rely on, any

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fiduciary duty on the part of Francisco Partners or any of its affiliates; provided, that the foregoing shall not be deemed to apply to any individual that may hereafter be a director of the Company.
     This Commitment Letter is intended solely for your benefit and nothing in this Commitment Letter, express or implied, shall give any person other than the parties hereto, any beneficial or legal right, remedy or claim hereunder. This Commitment Letter is not assignable by you and may not be relied upon by any other person or entity. This Commitment Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party’s accountants, attorneys and other advisors, and, in the case of Francisco Partners, its affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, any of the parties hereto may make such disclosures of this Commitment Letter (but not the schedules hereto) as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure. We hereby consent to your disclosure of this Commitment Letter on a confidential basis to the Targets and their financial and legal advisors on a confidential basis and solely for their use in connection with their evaluation of your proposal for the Transaction. If this Commitment Letter is not accepted by you as provided for below, you are to immediately return this Commitment Letter (and any copies hereof) to the undersigned or confirm to the undersigned that it has been destroyed.
     Our offer will terminate on the earlier of December 21, 2007 or the date that you execute and submit the Offer (as defined below), unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter to Francisco Partners II, L.P., One Letterman Drive, Building C — Suite 410, San Francisco, California 94129, attention: Keith Geeslin. The commitments herein provided for will also expire at the earliest of (i) the consummation of the Acquisition without the funding of the Senior Credit Facility; (ii) the rejection, modification, termination or withdrawal of that certain offer made, or to be made, by the Company to Thales SA, on or before December 24, 2007 in the form of the offer previously submitted and approved by the Administrative Agent (the “Offer”) prior to the date hereof or (iii) the close of business on April 15, 2008, 2008 if the Acquisition has not been consummated by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitments pursuant to this paragraph.
     THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. Each of the undersigned parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of or in connection with, this Commitment Letter and any course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection herewith. The parties hereto submit to the nonexclusive jurisdiction of the Federal and New York State courts located

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in the City of New York in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby. This Commitment Letter constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     We appreciate having been given the opportunity by you to be involved in this transaction.

Very truly yours, FRANCISCO PARTNERS II, L.P.
By:	/s/ Keith B. Geeslin
Title: Partner

AGREED AND ACCEPTED
this 20th day of December, 2007

HYPERCOM CORPORATION
By:	/s/ Daniel D. Diethelm
Title: Chairman

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ANNEX A
SUMMARY OF TERMS
SENIOR CREDIT FACILITY
The following summarizes selected terms of an unsecured senior credit facility (the “Senior Credit Facility”) to be utilized in connection with the proposed acquisition of all of the outstanding shares (the “Acquisition”) of Thales E-Transactions SA, a societe anonyme incorporated and operating under the laws of the Republic of France, Thales E-Transactions Espana, a SA incorporated and operating under the laws of Spain, Thales E-Transactions GmbH, a Gesellschaft mit beschraenkter Haftung incorporated and operating under the laws of Germany, and Thales UK, a company incorporated and operating under the laws of England and Wales (collectively, the “Targets”) by Hypercom Corporation, a Delaware corporation (the “Company”).
This Summary of Terms is intended merely as an outline of certain of the material terms of the Senior Credit Facility. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Senior Credit Facility and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

Borrower:	The Company.

Administrative Agent for the Lenders:	Francisco Partners II, L.P. or any of its affiliates (the “Administrative Agent”).

Lenders:	Francisco Partners and any other lenders from time to time party to the Senior Credit Facility (the “Lenders”).

Closing Date:	The date the Acquisition is consummated (not later than April 15, 2008).

Type and Amount:	The Senior Credit Facility will be made available in a single borrowing on the Closing Date. Once repaid, the term loans made under the Senior Credit Facility may not be reborrowed. Such term loans will have a final maturity date of four years after the Closing Date and be in an original principal amount of up to $60 million.

Purpose:	A description of the sources and uses of the funds used to consummate the Transaction is set forth in the Sources and Uses Table attached as Schedule I hereto. As used herein, “Transaction” shall refer to the Acquisition and fee and expense payments, each as described in such Schedule I and to the other transactions contemplated hereby.

Interest Rates:	All amounts outstanding under the Senior Credit Facility shall bear interest at a fixed rate of 10% per annum. After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to a fixed rate of 10% per annum plus an additional 2% per annum, and shall be payable on demand.

Interest Payments:	Quarterly; and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year; provided that, so long as no event of default has occurred and is continuing, quarterly interest payments may be paid in kind (e.g. accrete and be added to the principal, such payments in kind, being “PIK Interest”), and the amount of such PIK Interest will be added to the principal amount of the loan.

Voluntary Prepayments:	The Senior Credit Facility may be prepaid in whole or in part without premium or penalty upon five business days’ notice and in minimum increments of $5 million. Voluntary prepayments of the term loans outstanding under the Senior Credit Facility shall be applied first to accrued but unpaid interest, second to the PIK interest component and thereafter to the outstanding principal amount of the term loans outstanding under the Senior Credit Facility.

Representations and Warranties:	Subject to paragraph 4 of the Commitment Letter, customary and appropriate for financings of this type, including without limitation corporate power and authority, due authorization, execution and delivery, the enforceability of the documentation relating to the Senior Credit Facility, financial condition, no material adverse changes, title to properties, no liens, no litigation, payment of taxes, compliance with laws and regulations, no employee benefit liabilities, no environmental liabilities, inapplicability of Investment Company Act, full disclosure (i.e., an SEC Rule 10b-5 representation), status of the Senior Credit Facility as senior debt, and the accuracy of all representations and warranties in the definitive documents related to the Transaction.

Covenants:	Customary and appropriate affirmative and negative covenants for financings of this type, including without limitation covenants applicable to the Company and its subsidiaries limiting other indebtedness and the declaration and payment of dividends (including the issuance of (i) any indebtedness senior to or pari passu with the Senior Credit Facility, subject to a basket for indebtedness of the Company in an aggregate principal amount of $50 million; provided that such indebtedness may be secured to the extent it is used for working capital purposes; provided further that the Company and the

Administrative Agent agree to discuss in good faith increases in the foregoing $50 million incurrence basket based upon the achievement in the future of improved leverage ratios and/or other similar credit metrics), and (ii) unless the subordination terms are satisfactory to the Lenders and the maturity date of such indebtedness is later than the maturity date of the Senior Credit Facility, any subordinated indebtedness), liens, investments, guaranties (including guaranties by any existing and future subsidiary of the Company of any indebtedness of any person), restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates and conduct of business, subject to exceptions and baskets to be mutually agreed upon. In addition, the Company shall not have more than eight members of its board of directors, and so long as Francisco Partners (i) holds at least 50% of the original principal amount of the Senior Credit Facility, Francisco Partners shall be entitled to appoint two representatives to the Company’s board of directors, and (ii) holds at least 25% of the original principal amount of the Senior Credit Facility, Francisco Partners shall be entitled to appoint one representative to the Company’s board of directors.

Events of Default:	Customary and appropriate for financings of this type (subject to customary and appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, Changes of Control (to be defined as a sale of all or substantially all of the assets of the Company or an acquisition of the Company by another person or entity by any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) pursuant to which the shareholders of the Company immediately preceding such transaction or series of transactions own, following such transaction, less than 50% of the voting securities of the Company), and termination or amendment, supplement, waiver or other modification of the Share Purchase Agreement without the prior written consent of the Administrative Agent.

Conditions to Closing:	The Company shall have satisfied the conditions set forth in Annex B attached to the Commitment Letter.

Indemnification:	The Company shall indemnify the Administrative Agent, each Lender (including Francisco Partners) and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

Assignments/ Participations:	The Lenders may assign or grant participations in all or any part of their obligations under and interests in the Senior Credit Facility to any other person; provided that, no such assignments shall be made, and no such participations shall be granted, to any competitor of the Company without the Company’s consent.

Waivers and Amendments:	Amendments and waivers will require the approval of the Lenders holding in the aggregate more than 50% of the loans and commitments under the Senior Credit Facility provided that the consent of each Lender directly affected thereby shall be required for (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of final and interim scheduled maturities or times for payment of interest or fees.

Taxes, Reserve Requirements and Indemnities:	All payments are to be made free and clear of any present or future taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Company) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding. The Company shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and Jurisdiction:	The Company will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law shall govern the definitive loan documents.

Administrative Agent’s Counsel:	O’Melveny & Myers LLP.

SCHEDULE I
SOURCES AND USES TABLE
($ in Millions)

Sources
Senior Credit Facility	$60,000,000.00
Cash on Hand	$70,000,000.00

Total Sources	$130,000,000.00

Uses
Purchase Price	$120,000,000.00
Fees and Expenses	$10,000,000.00

Total Uses	$130,000,000.00

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ANNEX B

INITIAL CONDITIONS PRECEDENT
     Any obligation to make loans under the Senior Credit Facility is subject to the satisfaction of the following conditions precedent (all terms defined in the Senior Term Sheet or in the Commitment Letter to which this Annex B is attached and not otherwise defined herein having the same meanings when used herein):

Transaction Structure and Documentation:	The structure to be utilized to consummate the Transaction and the definitive documentation relating thereto (the “Definitive Transaction Documents”) shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent confirms that the Stock Purchase Agreement in the form attached to the Offer satisfies this criteria. The Share Purchase Agreement in the form attached to the Offer, and the Share Purchase Agreement in the form executed, shall not have been amended, modified, supplemented or otherwise altered, or any condition thereto waived, without the prior written consent of the Administrative Agent. The Share Purchase Agreement and any other applicable Definitive Transaction Documents shall be in full force and effect and in compliance in all material respects with applicable laws and regulations.

Senior Credit Facility Documentation:	The definitive documentation evidencing the Senior Credit Facility (the “Definitive Senior Financing Documents”) shall be prepared by counsel to the Administrative Agent, shall be in customary form and in substance satisfactory to the Administrative Agent and the Lenders and shall have been executed and delivered by the Company. Such Definitive Senior Financing Documents shall include customary closing documentation, including without limitation legal opinions, officers’ certificates, solvency certificates, resolutions, corporate and public records and the like.

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Issuance of Warrants:	The Company shall have issued five-year warrants to purchase 10.544 million shares of the Company’s common stock at a strike price of $5 per share to Francisco Partners and shall have entered into a registration rights agreement with regard to the shares underlying such warrants, such warrants and such registration rights agreement to be in form and substance satisfactory to the Administrative Agent.

Existing Debt:	All existing debt (excluding accounts payable and other current liabilities included in the working capital adjustment mechanism contained in the Stock Purchase Agreement) of the Targets shall have been repaid in full and all commitments relating thereto shall have been terminated; and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent.

Certain Approvals and Agreements:	All governmental, shareholder and third party approvals necessary, or customarily obtained in connection with transactions similar, to the Transaction, the financings contemplated hereby and the continuing operations of the business of the Company and its subsidiaries and the Targets and their subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Transaction, or adverse conditions on the financing thereof, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

Fees and Expenses:	All fees and expenses (subject to the limitations set forth in the Commitment Letter) to be paid on or prior to the Closing Date to the Administrative Agent shall have been paid in full.

Financial Statements:	The Administrative Agent shall have received (i) the financial statements specified in Section 3.5 of the Stock Purchase Agreement, (ii) projected financial statements (including balance sheets, income and cash flow statements) of the Company and its subsidiaries (including the Targets and their subsidiaries) for the three-year period after the Closing Date, and (iii) a pro forma balance sheet of the Company and its subsidiaries (including the Targets and their subsidiaries) as of the Closing Date after giving effect to the Transaction and the financings contemplated hereby. The financial statements referred to in clause (i) shall not differ in any material respect from those delivered to the Administrative

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Agent prior to the date hereof.

Litigation:	There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a material adverse effect on the Transaction, the Company, the Senior Credit Facility or any of the other transactions contemplated hereby, or a Material Adverse Effect (as defined in the Stock Purchase Agreement) on the Target or its subsidiaries.

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